EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and between

MOTORSPORTS & ENTERTAINMENT OF TENNESSEE, INC.,
a Nevada corporation

AND

LJ&J ENTERPRISES OF TENNESSEE, INC.,
a Tennessee corporation

Dated: November 21, 2006

i

TABLE OF CONTENTS

(continued)

4.	CONDITIONS TO CLOSING.		9
	4.1	Conditions to Purchaser’s Obligation to Close	9
		(a) Agreements and Conditions	9
		(b) Representations and Warranties	9
		(c) No Legal Proceedings	9
		(d) Board Approval	9
		(e) Officer’s Certificate	9
		(f) Absence of Material Changes	9
		(g) Consents	10
		(h) Stock Certificate	10
		(i) Secretary’s Certificate	10
		(j) Company Capitalization	10
		(k) Second Closing Certificate	10
		(l) Other Closing Deliveries	10
	4.2	Conditions to Company’s Obligations to Close	10
		(a) Agreements and Conditions	10
		(b) Representations and Warranties	10
		(c) No Legal Proceedings	10
		(d) Purchase Price	11
		(e) Shareholders’ Agreement	11

5.	CERTAIN TAX MATTERS.		11
	5.1	Tax Indemnification	11
	5.2	Cooperation on Tax Matters	11
	5.3	Certain Taxes	11

6.	SURVIVAL; INDEMNIFICATION.		12
	6.1	Survival of Representations	12
	6.2	Indemnities of the Company	12
	6.3	Indemnity of Purchaser	12
	6.4	Limitations on Indemnification	12

7.	CONFIDENTIALITY.		13
	7.1	Confidentiality	13
	7.2	Remedies upon Breach	13

8.	MISCELLANEOUS PROVISIONS.		13
	8.1	Counterparts; Interpretation	13
	8.2	Governing Laws	13
	8.3	Partial Invalidity and Severability	13
	8.4	Waiver	14
	8.5	Acceptance by Fax	14
	8.6	Fees and Disbursements	14
	8.7	Attorneys’ Fees	14
	8.8	Further Assurances	14
	8.9	Notice	14
	8.10	Termination	15
	8.11	Effects of Termination	15

ii

TABLE OF CONTENTS

(continued)

8.12	Assignment	16
8.13	Binding Effect; Benefits	16
8.14	Rules of Construction	16
8.15	Waiver of Jury Trial	17

SCHEDULES

Schedule 3.1(a)	Capitalization
Schedule 3.1(b)	Organization; Good Standing; Power
Schedule 3.1(c)	Authority; Validity; No Conflicts
Schedule 3.1(d)	Governmental Authorizations; Third-Party Consents
Schedule 3.1(e)	Financial Statements
Schedule 3.1(g)	Title to Properties; Leases
Schedule 3.1(h)	Absence of Undisclosed Liabilities
Schedule 3.1(i)	Litigation
Schedule 3.1(j)	Material Contracts
Schedule 3.1(l)	Tax Matters
Schedule 3.1(p)	Absence of Certain Changes
Schedule 3.1(q)	Brokers
Schedule 3.1(s)	Affiliated Transactions

EXHIBITA

EXHIBIT A	Shareholders’ Agreement
EXHIBIT B	Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made this 21st day of November, 2006, by and between Motorsports & Entertainment of Tennessee, Inc., a Nevada corporation (“Purchaser”), LJ&J Enterprises of Tennessee, Inc., a Tennessee corporation (the “Company”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company is principally engaged in the business of motorsports development and racetrack management, acquisition and design (the “Business”);

WHEREAS, the Company and Purchaser have agreed to enter into certain transactions pursuant to this Agreement whereby the Company shall issue, transfer and deliver to Purchaser, and Purchaser shall purchase from the Company shares of common stock, $1.00 par value per share, of the Company (the “Company Common Stock”), so that effectively as of the Final Closing Date, upon payment of the final tranche of the Purchase Price by Purchaser to the Company, the Purchaser shall have purchased from the Company eighty percent (80%) of all of the issued and outstanding of the Company Common Stock as of the Final Closing Date, in the manner and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, and of the certain good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties hereby agree as follows:

1.  Terms of Acquisition.

1.1  Stock Purchase.

(a)  Subject to the terms and conditions of this Agreement, the Company shall issue, transfer, convey and deliver to Purchaser, and the Purchaser shall purchase, acquire and accept from the Company, all right, title and interest, legal and equitable, beneficial and of record, in an amount of shares of the Company Common Stock (the “Purchased Shares”), so that effectively as of the First Closing, the Purchaser shall be the owner of Purchased Shares representing forty percent (40%) of the Company Common Stock as of the First Closing Date, and as of the Final Closing, the Purchaser shall be the owner of Purchased Shares representing eighty percent (80%) of the Company Common Stock as of the Final Closing Date.

(b)  The Parties hereby agree that the stock purchase transactions shall occur as follows: (i) upon execution of this Agreement, the Purchaser, or its assigns, will pay and deliver to the Company a sum of Two Hundred and Fifty Thousand Dollars ($250,000.00), and the Company shall issue, sell, transfer, convey and deliver to the Escrow Agent an original stock certificate representing forty percent (40%) of all of the outstanding shares of Company Common Stock (the “First Closing Certificate”), which shall be effective as of the 1st day of January, 2007 (the “First Closing”); and (ii) the Purchaser will use its best efforts to pay and deliver to the Company the Final Payment, as defined below, by March 1, 2007, or within three (3) business days after the effectiveness of ARC’s Registration Statement on Form SB-2, filed or to be filed by American Racing Capital, Inc., a Nevada corporation (“ARC”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with those certain financing transactions with New Millennium Capital Partners II LLC, AJW Qualified Partners LLC, New Millennium Capital, AJW Offshore Ltd. and AJW Partners LLC (the “Investors”) (the “Final Closing”). On the Final Closing Date, Purchaser, or its assigns, will pay and deliver to the Company the Final Payment, and the Company shall issue, sell, transfer, convey and deliver to Purchaser an original stock certificate (the “Final Closing Certificate”), such that the Purchased Shares issued by the Company to Purchaser at the Final Closing, plus the Purchased Shares issued by the Company to the Purchaser at the First Closing shall represent in aggregate eighty percent (80%) of all of the outstanding shares of Company Common Stock as of the Final Closing Date. The originally issued certificates evidencing the Company Common Stock shall be delivered at each Closing by Company to Purchaser, free and clear of all Liens, accompanied by duly executed stock powers (endorsed in blank) and with any necessary stock transfer tax stamps affixed thereto.

(c)  Upon execution of the Agreement, the Company shall deliver and transfer to the Escrow Agent the First Closing Certificate to be held in escrow pursuant to that certain Escrow Agreement. On the First Closing Date, the Escrow Agent shall deliver and transfer the First Closing Certificate to the Purchase. On the Final Closing Date, the Company shall deliver and the Final Closing Certificate to the Purchaser.

1.2  Purchase Price. The Parties agree that the Purchase Price shall be Seven Hundred Thousand Dollars ($700,000.00) (the “Purchase Price”) to the Company. On July 24, 2006, ARC, on behalf of the Purchaser, paid an amount of Two Hundred Thousand Dollars ($200,000) (the “Option Payment”) to the Company in the form of an option payment towards the payment of the Purchase Price, as memorialized under that certain Agreement dated July 24, 2006, by and between ARC and the Company. At the First Closing, the Company shall be entitled the sum of Four Hundred and Fifty Thousand Dollars ($450,000) (the “First Closing Payment”), which shall be paid as such: (i) the Option Payment shall be credited against the First Closing Payment; and (ii) the sum of Two Hundred and Fifty Thousand Dollars ($250,000.00) shall be delivered to the Company by Purchaser upon execution of the Agreement by the Parties. At the First Closing, the Company shall issue and deliver the First Closing Certificate subject to Section 1.3. At the Final Closing, the Purchaser shall deliver to the Company the sum of Two Hundred and Fifty Thousand Dollars ($250,000.00) (the “Final Payment”) and the Company shall issue and deliver to the Purchaser the Final Closing Certificate.

1.3  Closing.

(a)  Closings. The First Closing and the Final Closing shall take place at the offices of Purchaser’s counsel, Kirkpatrick & Lockhart Nicholson Graham, LLP, located at Miami Center, 20th Floor, 201 S. Biscayne Blvd., Miami, FL 33131; provided, that all conditions precedent set forth in Sections 4.1 and 4.2 hereof shall have been satisfied or waived in writing.

(b)  The Company’s Deliveries Upon Execution of the Agreement. Subject to the terms and conditions of this Agreement, the Company shall deliver the following:

(i) An original stock certificate evidencing an amount of Purchased Shares which represent forty percent (40%) of all of the issued and outstanding shares of Company Common Stock as of the First Closing Date, accompanied by stock powers (endorsed in blank) duly executed by an officer of Company and any necessary stock transfer tax affixed thereto. This First Closing Certificate shall be delivered to the Escrow Agent to be held in escrow until the First Closing Date;

(i)  the Shareholders’ Agreement, in the form attached hereto as Exhibit A.

(ii) the Escrow Agreement, in the form attached hereto as Exhibit B.

(c)  The Purchaser’s Deliveries Upon Execution of the Agreement. Subject to the terms and conditions of this Agreement, Purchaser shall deliver to the Company the following:

(i) the Shareholders’ Agreement, in the form attached hereto as Exhibit A.

(ii) the Escrow Agreement, in the form attached hereto as Exhibit B.

(d)  Deliveries At the First Closing. Subject to the terms and conditions of this Agreement, the following duly executed documents shall be delivered at the First Closing:

(i) the Company shall deliver to Purchaser the Consents set forth on Schedule 3.1(d); and

(ii) the Company shall deliver to Purchaser the Officer’s Certificate set forth in Section 4.1(e); and

(iii) the Company shall deliver to Purchaser the Secretary’s Certificate required by Section 4.1(i); and

(iv) the Escrow Agent shall release the First Closing Certificate to Purchaser.

(e)  The Company’s Deliveries At the Final Closing. Subject to the terms and conditions of this Agreement, Company shall deliver the following duly executed documents:

(i) An original stock certificate evidencing an amount of Purchased Shares, such that the Purchased Shares evidenced by the First Closing Certificate, plus the Purchased Shares issued by the Company to the Purchaser at the Final Closing, represent in aggregate eighty percent (80%) of all of the issued and outstanding shares of Company Common Stock as of the Final Closing Date. The Final Closing Certificate shall be accompanied by stock powers (endorsed in blank) duly executed by an officer of the Company and any necessary stock transfer tax affixed thereto;

(ii) the Consents set forth on Schedule 3.1(d);

(iii) the Officer’s Certificate set forth in Section 4.1(e); and

(iv) the Secretary’s Certificate required by Section 4.1(i).

(f)  Purchaser’s Deliveries At the Final Closing. Subject to the terms and conditions of this Agreement, Purchaser shall pay and deliver to Company the Final Payment.

2.  Additional Agreements.

2.1  Audits.  The Company hereby agrees that its financial statements shall be subject to an independent audit (each an “Audit”) for the period of Fiscal Year 2004 and Fiscal Year 2005 (each an “Audited Period”). Purchaser shall utilize an independent certified public accountant qualified to practice before the SEC to complete such audit, and shall bear the costs for such audit only insofar as such audit covers the Audited Period.

2.2  Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those conditions precedent to its obligations or the obligations of the other party to consummate the transactions contemplated by this Agreement that are dependent upon its actions.

2.3  Further Assurances. Each party shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

3.  Representations and Warranties.

3.1  Representations and Warranties as to the Company. As of each Closing, the Company hereby, represents and warrants to Purchaser as follows:

(a)  Capitalization. (i) As of November 1, 2006, the authorized capital stock of the Company consists solely of One Thousand (1000) shares of common stock, $1.00 par value per share, of which One Thousand (1000) shares are issued and outstanding. Prior or on the date of each Closing, the Company shall have increased its authorized common stock as set forth in Schedule 3.1(a) in order to effectuate the transactions contemplated by this Agreement. As of each Closing Date, all shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.

(ii) All prior offerings and issuances of Company Common Stock have been made in accordance with applicable federal and state securities Laws. Except as disclosed in Schedule 3.1(a), and (i) no shares of the Company’s capital stock are subject to rights of first refusal, preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, (iv) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company, (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the sale of the common shares of Company Common Stock as described in this Agreement and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(b)  Organization; Good Standing; Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee, and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its Business as presently conducted by it. Schedule 3.1(b) hereto sets forth a true and complete list of all states and other jurisdictions in which the Company is duly qualified and in good standing to transact business as a foreign corporation. Except for those states and jurisdictions set forth on Schedule 3.1(b), there are no other states or jurisdictions in which the character and location of the properties owned or leased by the Company and the conduct of its Business make any such qualification necessary, except any where the failure to be so qualified would not have a Material Adverse Effect.

(c)  Authority; Validity; No Conflicts. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the Company, and the Company has all necessary corporate power with respect thereto. This Agreement is the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws. Except as set forth on Schedule 3.1(c), neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance by the Company of its obligations hereunder, shall (or, with the giving of notice or the lapse of time or both, would) (i) conflict with or violate any provision of the Charter or By-Laws of the Company, as amended; (ii) give rise to a conflict, breach or default, or any right of termination, cancellation or acceleration of remedies or rights, or otherwise result in a loss of benefits to the Company, under the provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets is otherwise bound; (iii) violate any Law applicable to the Company or any of its properties or assets; (iv) result in the creation or imposition of any Lien upon any of the properties or assets of the Company or cause Purchaser or the Company to be subject to any Tax; (v) interfere with or otherwise adversely affect the ability of the Company to carry on the business as presently conducted; or (vi) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give rise to any right to revoke, suspend, terminate or modify any Permit.

(d)  Governmental Authorizations; Third-Party Consents. Except as set forth on Schedule 3.1(d) hereto, no approval, consent, waiver, exemption, order, authorization or other action by, or notice to or filing with, any governmental authority or any Person, and no lapse of a waiting period, is required to be obtained by the Company in connection with (or in order to permit) the execution, delivery or performance by any of them of this Agreement or the consummation of the transactions contemplated hereby or thereby (collectively, the “Consents”).

(e)  Financial Statements. Within sixty (60) days of the Final Closing, the Company will deliver to Purchaser true and complete copies of its (i) audited balance sheet as of December 31, 2004 and the related audited statements of income (loss), retained earnings and cash flow for the fiscal year then ended (the “2004 Financial Statements”) and (ii) audited balance sheet as of December 31, 2005 and the related unaudited statements of income (loss), retained earnings and cash flow for the fiscal year then ended (the “2005 Financial Statements”) and will deliver to Purchaser a true and complete copy of the Estimated 2006 Balance Sheet and Estimated 2006 Income Statement. The Financial Statements upon completion will be attached hereto as Schedule 3.1(e).

(f)  Interests in Other Entities. The Company does not, directly or indirectly, (i) own, of record or beneficially, any shares of voting stock or any other equity securities of any Person; (ii) have any other ownership or equity or debt interest, of record or beneficially, in any Person; or (iii) have any obligation or right, fixed or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make an investment in, any Person or to share any profits or capital investments in other Person.

(g)  Title to Properties; Leases. Except as set forth on Schedule 3.1(g), the Company has good and marketable title to all of its properties and assets, real and personal, including, but not limited to, those reflected in the audited balance sheet contained in the 2005 Financial Statements (except as since sold or otherwise disposed of in the ordinary course of business, or as expressly provided for in this Agreement), free and clear of all encumbrances, liens or charges of any kind or character except: (a) those securing liabilities of the Company incurred in the ordinary course (with respect to which no default exists); (b) liens of real estate and personal property taxes; and (c) imperfections of title and encumbrances, if any, which, in the aggregate (i) are not substantial in amount; (ii) do not detract from the value of the property subject thereto or impair the operations of the Company; and (iii) do not have a Material Adverse Effect on the business, properties or assets of the Company.

(h)  Absence of Undisclosed Liabilities. The Company does not have any Liabilities, including guarantees and indemnities by the Company of Liabilities of any other Person, except (i) Liabilities as and to the extent reflected on the Estimated 2006 Balance Sheet; (ii) Liabilities incurred by it in the ordinary course of business and consistent with past practice since the date of the 2005 Financial Statement (none of which is a material Liability for breach of contract, breach of warranty, tort, infringement, claim, lawsuit or other proceeding) and adequately reflected on the books and records of the Company; (iii) obligations not in default under contracts entered into by it in the ordinary course of business; and (iv) the Liabilities set forth on Schedule 3.1(h) hereto.

(i)  Litigation. Except as set forth on Schedule 3.1(i) hereto, there are no claims, suits or actions, administrative, arbitration or other proceedings, or governmental investigations pending or threatened against or affecting, or reasonably likely to adversely affect, the Company or any of its properties, assets or business or the transactions contemplated hereby. No event has occurred and no circumstance exists that may give rise to or serve as a reasonable basis for any claim, suit, action or other proceeding to be brought or threatened against the Company. There are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against the Company that have not been fully satisfied.

(j)  Material Contracts. Schedule 3.1(j) hereto sets forth a true and complete list, and brief description, of each Material Contract. True and complete copies of all Material Contracts required to be set forth on Schedule 3.1(j) have been furnished to Purchaser and, except as set forth on Schedule 3.1(j), each of them is in full force and effect. Except as set forth on Schedule 3.1(j), neither the Company nor any other Person that is a party to a Material Contract or is otherwise bound thereby is in default thereunder, and no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to any default or right of cancellation thereunder. There have been no threatened cancellations of any of the Material Contracts and there are no outstanding disputes thereunder. There are no agreements, understandings or arrangements with any other Person in respect of the Material Contracts that (i) give any Person the right to renegotiate or require a reduction in the price paid to the Company or the repayment of any amount previously paid, (ii) provide for the sharing of any revenues or profits by or with the Company or (iii) provide for discounts, allowances or extended payment terms.

(k)  Employee Arrangements. The Company does not have any employee benefit plans.

(l)  Tax Matters. Except as set forth on Schedule 3.1(l) hereto:

(i) the Company has filed (on a timely basis) with the appropriate governmental agencies any federal, state, local and foreign Tax Returns required to be filed by it and has timely paid in full all Taxes due. All such Tax Returns were true and complete in all respects.

(ii) there are no filed Tax liens, and no contemplated Tax liens upon any properties or assets of the Company other than any statutory liens for Taxes not yet due and payable;

(iii) the Company has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or threatened suit, action or proceeding by any governmental authority for the assessment or collection of Taxes;

(iv) there is no unresolved claim by a governmental authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction;

(v) the Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other Person;

(vi) the unpaid Taxes of the Company (A) did not, as of the date of the Estimated 2006 Balance Sheet, exceed the reserve for Tax Liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Estimated 2006 Balance Sheet and (B) will not exceed that reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns;

(vii) since the date of its incorporation, the Company has always been a Subchapter S Corporation within the meaning of Section 1361(a)(1) of the Code.

(m)  Compliance with Applicable Laws. The Company is and has been in compliance with all Laws applicable to the Company or to the conduct of its business or operations or to the use of its properties or assets, including, without limitation, all Tax, ERISA, privacy, employment, environment and human rights Laws. The Company has not received written notice of any violation or alleged violation of any Law by the Company. To the knowledge of the Company, there is no pending or proposed legislation applicable to the Company or to the conduct of its business or operations that, if enacted, could reasonably be expected to have a Material Adverse Effect. No event has occurred and no circumstance exists that could reasonably be expected to constitute or result in (with or without notice or lapse of time or both) a violation of or failure to comply with (i) a material requirement of any Law by the Company or (ii) an order of any court with respect to which the Company or any of its assets or properties is subject.

(n)  Regulatory Permits. The Company possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(o)  Environmental Matters. To the Company’s knowledge, the Company is not in violation of any Environmental Law, and, to its knowledge, no material expenditures are or will be required in order to comply with any Environmental Law.

(p)  Absence of Certain Changes. Except as and to the extent set forth on Schedule 3.1(p) hereto, since October 30, 2006, the Company has not had any material adverse change in the business.

(q)  Brokers. Except as set forth on Schedule 3.1(q) hereto, no agent, broker, firm or other Person acting on behalf of the Company, or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder’s fee or similar payment in connection with any of the transactions contemplated hereby from the Company or Purchaser.

(r)  Disclosure. No representation or warranty made by the Company herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

(s)  Affiliated Transactions. Except as set forth on Schedule 3.1(s) hereto, no director or officer of the Company (or any of their respective Affiliates or Associates) (i) is a party to or otherwise a beneficiary of any agreement, transaction or arrangement (oral or written) with or involving the Company or any Affiliate or Associate of the Company or (ii) has any claim, monetary or otherwise, against the Company.

(t)  Disclosure Schedules. The Schedules are integral parts of this Agreement. Nothing in a schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another schedule to this Agreement. Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made as to the existence of the document or other item itself. The Company is responsible for preparing and arranging the Schedules corresponding to the lettered and numbered sections contained herein. Disclosure made in a specific schedule shall be deemed not to have been disclosed with respect to any other schedule unless an explicit cross-reference is appropriately made.

3.2  Representations and Warranties of Purchaser. As of each Closing, Purchaser hereby represents and warrants to the Company as follows:

(a)  Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted by it.

(b)  Authority; Validity; No Conflicts. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and Purchaser has all necessary corporate power with respect thereto. This Agreement shall be the valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws. Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby or thereby, nor the performance by Purchaser of its obligations hereunder or thereunder, shall (or, with the giving of notice or the lapse of time or both, would) (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Purchaser; (ii) violate any Law applicable to Purchaser or any of its properties or assets; or (iii) conflict with or cause a default under any material contract or agreement to which Purchaser is a party.

(c)  Compliance with Law. Purchaser is in compliance with all applicable Laws, except for any non-compliance as would not have a Material Adverse Effect on the financial condition, business or assets of Purchaser and its subsidiaries, taken as a whole.

(d)  Capitalization.

(i) The authorized capital stock of the Purchaser consists of (i) Fifty Five Million (55,000,000) shares of common stock, $0.01 par value per share, of which One Thousand (1,000) shares are issued and outstanding. All outstanding shares of Purchaser capital stock have been duly authorized and validly issued and are fully paid and non-assessable. All prior offerings and issuances of Purchaser capital stock have been made in accordance with applicable federal and state securities Laws. There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Purchaser, or contracts, commitments, understandings or arrangements by which the Purchaser is or may become bound to issue additional shares of capital stock of the Purchaser or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Purchaser. The Purchaser does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(e)  Investment Intent. Purchaser is acquiring the Purchased Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Purchased Shares or any part thereof, without prejudice, however, to such holder’s right, at all times to sell or otherwise dispose of all or any part of such Purchased Shares in compliance with applicable federal and state securities laws.  Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Purchased Shares for any period of time. Such Purchaser is acquiring the Purchased Shares hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Shares.

4.  Conditions to Closing.

4.1  Conditions to Purchaser’s Obligation to Close. The obligation of Purchaser to close the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any one or more of which may be waived by Purchaser in writing at or prior to each Closing:

(a)  Agreements and Conditions. On or before each Closing Date, the Company shall have complied with and duly performed all agreements, covenants and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

(b)  Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and complete on and as of each Closing.

(c)  No Legal Proceedings. No court or governmental suit, action or proceeding shall have been each instituted or overtly threatened to restrain or prohibit the transactions contemplated hereby, and, as of each Closing Date, there will be no court or governmental action or proceeding pending or threatened against or affecting the Company that involves a demand for any judgment or liability, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect.

(d)  Board Approval. The transactions as set forth in this Agreement were approved by the Board of Directors of the Company.

(e)  Officer’s Certificate. At each Closing, Purchaser shall have received a certificate dated the date of Closing, and executed by an authorized executive officer of the Company to the effect that the conditions set forth in Sections 4.1(a), 4.1(b) and 4.1(g) hereof shall have been satisfied.

(f)  Absence of Material Changes. The Company shall have not experienced any material adverse change in its business, operations, customers, suppliers, assets, liabilities, prospects or condition (financial or otherwise) since October 30, 2006.

(g)  Consents.  All Consents required to be set forth on Schedule 3.1(d) hereto shall have been obtained and delivered to Purchaser.

(h)  Stock Certificate. On each Closing Date, Purchaser shall have received an originally issued stock certificate evidencing all of the Company Common Stock, as described in Section 1.1, with duly executed stock powers attached, in proper form for transfer.

(i)  Secretary’s Certificate. At each Closing, Purchaser shall have received a certificate, dated the date of Closing, and executed by the Secretary of the Company, certifying the incumbency and signatures of the officers of the Company authorized to act on behalf of the Company in connection with the transactions contemplated hereby and attaching and certifying as true and complete copies of (i) the resolutions duly adopted by the Board of Directors of the Company authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Charter and By-Laws of the Company, each as may have been amended up through the Closing Date.

(j)  Company Capitalization. Prior or on the date of each Closing, the Company shall have increased its authorized common stock as set forth in Schedule 3.1(a) in order to effectuate the transactions contemplated by this Agreement. If the Company effectuates an increase in the Company’s capitalization that does not adhere to Schedule 3.1(a), the Company shall notify the Purchaser immediately following such increase.

(k)  First Closing Certificate. At the Final Closing, the Company shall issue and transfer to the Purchaser the First Closing Certificate, such that the Purchased Shares represent forty percent (40%) of all of the issued and outstanding shares of Company Common Stock as of the First Closing Date.

(l)  Second Closing Certificate. At the Final Closing, the Company shall issue and transfer to the Purchaser the Second Closing Certificate, such that the Purchased Shares evidenced by the Second Closing Certificate, plus the Purchased Shares evidenced by First Closing Certificate, represent eighty percent (80%) of all of the issued and outstanding shares of Company Common Stock as of the Final Closing Date.

(m)  Other Closing Deliveries. Purchaser shall have received at or prior to the Final Closing such other documents, instruments and certificates as Purchaser may reasonably request in order to effectuate the transactions contemplated hereby.

4.2  Conditions to Company’s Obligations to Close. The obligations of to close the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any one or more of which may be waived by the Company in writing at or prior to the First Closing and the Final Closing:

(a)  Agreements and Conditions. As of each Closing, Purchaser shall have complied with and duly performed all agreements, covenants and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement.

(b)  Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and complete on and as of each Closing Date.

(c)  No Legal Proceedings. No court or governmental suit, action or proceeding shall have been instituted or overtly threatened to restrain or prohibit the transactions contemplated hereby.

(d)  Purchase Price. Purchaser shall have delivered the Purchase Price in accordance with Section 1.2 hereof.

(e)  Shareholders’ Agreement. Upon execution of the Agreement, ARC and LJ&J Enterprises, Inc., a Pennsylvania corporation, shall simultaneously enter into that certain Shareholders Agreement which governs the relationships between the Shareholders of Purchaser and the ownership and management of Purchaser, substantially in the same form and content as attached hereto on Exhibit A.

5.  Certain Tax Matters.

5.1  Tax Indemnification. The Company shall defend, indemnify and hold harmless the Purchaser and its directors, officers, stockholders, agents, Affiliates and Associates, successors and permitted assigns from and against, and shall pay and reimburse the foregoing persons for, any and all losses, Liabilities, claims, obligations, penalties, damages, costs and expenses (including all reasonable attorneys’ fees and disbursements and other costs incurred or sustained by an Indemnitee in connection with the investigation, defense or prosecution of any such claim or any action or proceeding between the Indemnitee and the Indemnifying Party  or between the Indemnitee and any third party or otherwise), whether or not involving a third-party claim (collectively, “Losses”), relating to or arising out of (i) all Taxes or the non-payment thereof of the Company for all taxable periods ending on or prior to December 31, 2006  (the “Pre-Closing Tax Period”); (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to December 31, 2006, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law; and (iii) all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to Law; provided, however, that the Company shall be liable only to the extent that the aggregate amount of such Taxes shall exceed the amount, if any, expressly and properly reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) on the Estimated 2006 Balance Sheet.

5.2  Cooperation on Tax Matters.

(a) Purchaser and the Company shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes pursuant to this Section 5. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Company (after the Closing) shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(b) Each of Purchaser and the Company shall, upon request from the other party, use reasonable best efforts to obtain any certificate or other document from any governmental authority or other Person as may be necessary to mitigate, reduce, defer or eliminate any Tax that could be imposed (including, but not limited to, any with respect to the transactions contemplated hereby).

5.3  Certain Taxes. All transfer (including real property), documentary, sales, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains Tax triggered by the sale of the Company Common Stock and any similar Tax or other Tax imposed by States or subdivisions) shall be paid by the Company when due, and the Company will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, stamp, registration and other similar Taxes and fees. If required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.  Survival; Indemnification.

6.1  Survival of Representations. Notwithstanding any right of Purchaser to investigate the business and condition of the Company, Purchaser shall be entitled to rely upon the representations, warranties, covenants and agreements of the Company. All representations, warranties and agreements contained in this Agreement (including the Schedules hereto) and in all certificates required hereby to be delivered with respect hereto shall be deemed to be representations, warranties and agreements hereunder and shall survive the Final Closing Date (or, if there is no Closing, the date hereof) for a period of twelve (12) months; provided, however, that (i) any such representations, warranties and agreements shall survive the time(s) that they would otherwise terminate with respect to claims of which notice has been given as provided in this Agreement prior to such termination; and (ii) such time limitation shall not apply to the representations, warranties and agreements contained in (A) Sections 3.1 (h), (l), (m) (n) (o) and (p) hereof, which shall survive until thirty (30) days following the expiration of the applicable statute of limitations (including any extension(s) thereof), and (B) Sections 3.1(a), (c), and (r), 3.2(a) and (b) hereof, which shall survive indefinitely. Any limitation or qualification set forth in any one representation and warranty contained in Section 3 hereof shall not limit or qualify any other representation and warranty contained in such Section. Each representation and warranty included in Section 3 is independent and shall be interpreted without regard to any other representation or warranty contained in Section 3 (including any more inclusive representation or warranty). The waiver by any party of any condition at the Closing or the breach or inaccuracy of any representation or warranty, or the breach of or non-compliance with any covenant or obligation, shall not affect the right of such party to the indemnification, payment or reimbursement of Losses or any other remedy based on such breach, inaccuracy or non-compliance.

6.2  Indemnities of the Company. The Company shall indemnify, defend and hold harmless Purchaser, its Affiliates and Associates and their respective directors, officers, stockholders, agents, successors and permitted assigns from and against, and shall pay and reimburse the foregoing Persons for, any and all Losses relating to or arising out of the breach (or alleged breach if asserted by a third party) of any representation, warranty, covenant or agreement of the Company contained in this Agreement.

6.3  Indemnity of Purchaser. Purchaser shall indemnify, defend and hold harmless the Company and its permitted assigns from and against, and shall pay and reimburse the foregoing Persons for, any and all Losses relating to or arising out of the breach (or alleged breach if asserted by a third party) of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement.

6.4  Limitations on Indemnification. Notwithstanding any provision contained in this Section 6 to the contrary, no Indemnitee shall be entitled to assert any claim for indemnification in respect of breach(es) of representations and warranties under Sections 6.2 or 6.3 hereof until such time as all claims for indemnification (including those under Section 6 hereof) by such Person hereunder shall exceed $25,000 (the “Basket”), such Basket being deducted from any claim for indemnification; provided, however, that the aggregate dollar amount of Purchaser’s and the Company’s indemnification obligations hereunder may not exceed the Purchase Price (the “Claims Limitation”), minus the non-refundable portion of the Purchase Price, except (i) if the indemnifying party shall have provided information to Purchaser or to the Company, as the case may be, in connection herewith or made any representation or warranty contained herein that, in either case, was fraudulent or made in bad faith in which event neither the Basket nor the Claims Limitation shall apply.

7.  Confidentiality.

7.1  Confidentiality. From and after the Closing Date, the Company and the Company’s officers and representatives shall not at any time, directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information (as defined below) in any manner whatsoever (except disclosure to their personal financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, that the Company will take reasonable steps to provide Purchaser with sufficient prior written notice in order to contest such requirement or order). Notwithstanding the foregoing, the Company (and each representative or other agent of each Company) may disclose to any and all Persons the tax treatment and tax structure of the transaction contemplated hereby; provided, however, that neither the Company nor any representative or agent thereof may disclose any information that is not necessary to understanding the tax treatment and tax structure of the transactions (including the identity of a party and any information that could lead another to determine the identity of a party) or any other information to the extent that such disclosure could result in a violation of any federal or state securities Laws.

7.2  Remedies upon Breach. The Company acknowledges and agrees that: (i) Purchaser (and the Company) would be irreparably injured in the event of a breach by the Company of any of the obligations under this Section 7; (ii) monetary damages would not be an adequate remedy for such breach; (iii) Purchaser (and the Company) shall be entitled to injunctive relief, without the necessity of the posting of a bond, in addition to any other remedy that they may have, in the event of any such breach; and (iv) the existence of any claims that the Company may have against Purchaser (and the Company), whether under this Agreement or otherwise, shall not be a defense to (or reason for the delay of) the enforcement by Purchaser of any of their rights or remedies under this Agreement.

8.  Miscellaneous Provisions.

8.1  Counterparts; Interpretation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of all of the parties hereto. No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. References to “including” means including without limiting the generality of any description preceding such term. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than a party any rights or remedies under or by reason of this Agreement.

8.2  Governing Laws. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of Nevada without regard to principles of conflicts of laws thereof. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be litigated exclusively in the state or federal courts of competent jurisdiction located in Nevada. Each of the parties hereby irrevocably submits to the jurisdiction of any court of competent jurisdiction located in Nevada. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action in Nevada.

8.3  Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

8.4  Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of a party to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

8.5  Acceptance by Fax. This Agreement shall be accepted, effective and binding, for all purposes, when the parties have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

8.6  Fees and Disbursements. Each Party shall, respectively pay their own expenses incurred by each. including, but not limited to all costs and expenses, including the fees and disbursements of any counsel and accountants retained by them, incurred by them in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

8.7  Attorneys’ Fees. In the event of any litigation arising under the terms of this Agreement, the prevailing party shall be entitled to recover its or their reasonable attorneys’ fees and court costs from the other party, including trial and appellate proceedings, as well as the costs of collecting any judgment.

8.8  Further Assurances. Each party shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the purposes of this Agreement.

8.9  Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand or by confirmed facsimile transmission; (ii) one (1) day after delivery by internationally recognized express courier (i.e., Federal Express, DHL); or (iii) three (3) days after delivery by certified mail, postage prepaid, to a party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Company:	LJ&J Enterprises of Tennessee, Inc.
P.O. Box 378
Long Pond, PA 18334
Attn: Joseph R. Mattiolli, III
Telephone: (570) 646-0898

With a copy to:	Schulman, Treem, Kaminkow, Gilden & Ravenell, P.A.
1800 World Trade Center
410 East Pratt Street
Baltimore, MD 21202
Attn: Robert B. Schulman
Telephone: (410) 332-0850
Facsimile: (410) 332-0866

If to Purchaser:	Motorsports & Entertainment of Tennessee, Inc.,
Route 940, Pocono Lake Office Complex
Pocono Lake, PA 18347
Attn: A. Robert Koveleski
Telephone: (858) 558-0568
Attn: Joseph R. Mattiolli, III
Telephone: (570) 646-0808

With a copy to:	Kirkpatrick & Lockhart Nicholson Graham LLP
201 South Biscayne Blvd.- Suite 2000
Miami, FL 33131
Attn: Clayton Parker, Esq.
Telephone: (305) 539-3375
Facsimile: (305) 358-7095

8.10  Termination. Subject to the provisions of Section 8.11 hereof, this Agreement may be terminated at any time prior to the Final Closing Date by any of the following:

(a) By the mutual written agreement of Purchaser, and the Company;

(b) By either Purchaser or the Company, if the Final Closing shall not have occurred by March 31, 2007 upon written notice by such terminating party; provided that at the time such notice is given, a material breach of this Agreement by such terminating party shall not be the principal reason for the failure of the Final Closing to occur;

(c) By Purchaser, by written notice to the Company, if (i) Purchaser, in its sole discretion, is unable to secure adequate financing on satisfactory terms; or (ii) there has been a material violation or breach of the Company’s covenants or agreements made herein or if any representation or warranty of the Company contained herein is materially inaccurate or misleading; or

(d) By the Company, by written notice to Purchaser, if there has been a material violation or breach of any of Purchaser’s covenants or agreements made herein or if any representation or warranty of Purchaser contained herein is materially inaccurate or misleading.

8.11  Effects of Termination. (a) If this Agreement shall be terminated as provided in Section 8.10 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto (or any of their respective stockholders, officers, directors, employees, legal beneficiaries, successors, Affiliates or Associates); provided, however, that (i) no party shall be relieved of any Losses occurring or sustained as a result of a breach of any of such party’s representations, warranties, covenants or agreements contained herein and (ii) if the Purchaser terminates this Agreement pursuant to Section 8.10(c)(ii), and the Company hereby agree to pay to the Purchaser Fifty Thousand Dollars ($50,000) in the aggregate for costs, fees and expenses of the Purchaser in connection with this transaction. Notwithstanding any termination of this Agreement, the provisions of Section 4.1 and this Section 8 shall survive.

8.12  Assignment. This Agreement may not be assigned by the Company without the prior written consent of Purchaser; provided, however, that (i) Purchaser may assign or delegate any or all rights or obligations hereunder, to an Affiliate prior to Final Closing if necessary in connection with its financing or Tax planning and (ii) Purchaser may assign any and all of its rights hereunder to any lenders that provide financing to it in connection with the transactions contemplated hereby and in any related transactions; provided, further, that Purchaser may assign or delegate any or all of its rights or obligations hereunder, including its rights under Sections 6 and 7 hereof, to any subsequent purchaser of the Business, the Company, Purchaser or all or substantially all of Purchaser’s or the Company’s assets.

8.13  Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under, in connection with or by reason of this Agreement.

8.14  Rules of Construction.

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires; as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” “hereinafter” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or as it may from time to time be, amended, modified or re-enacted.

The terms “dollars” and “$” mean United States dollars.

All references to any Person shall mean and include the successors and permitted assigns of such Person, and all references to “including” and “include” shall be understood to mean “including, without limitation.”

The table of contents, lists of annexes, schedules and exhibits and section headings used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

This Agreement is between financially sophisticated and knowledgeable parties and is entered into by such party in reliance upon the economic and legal bargains contained herein, the language used in this Agreement has been negotiated by the parties hereto and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of a party.

8.15  Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR A PARTY’S ACCEPTANCE OF THIS AGREEMENT.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement the day and year first above written.

COMPANY:

LJ&J ENTERPRISES OF TENNESSEE, INC., a Tennessee corporation

By:	/s/ Joseph R. Mattiolli, III
Name:	Joseph R. Mattiolli, III
Title:	President

PURCHASER:

MOTORSPORTS & ENTERTAINMENT OF TENNESSEE, INC., a Nevada corporation

By:	/s/ A. Robert Koveleski
Name:	A. Robert Koveleski
Title:	Secretary

ANNEX A
TO STOCK PURCHASE AGREEMENT
DEFINITIONS

“Agreement” has the meaning given to such term in the Preamble to this Stock Purchase Agreement.

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under the common control with, the Person specified (as set forth in Rule 405 promulgated under the Securities Act of 1933).

“Associate” means, when used to indicate a relationship with any Person, (1) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries (as set forth in Rule 405 promulgated under the Securities Act of 1933).

“Audit” has the meaning given to such term in Section 2.1.

“Audited Period” has the meaning given to such term in Section 2.1.

“Basket” has the meaning given to such term in Section 6.4.

“Business” has the meaning given to such term in the Recitals to this Agreement.

“Claims Limitation” has the meaning given to such term in Section 6.4.

“Closing” means either the First Closing or the Final Closing, as described in Section 1.3(a).

“Closing Date” means either the First Closing Date or the Final Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder).

“Company” has the meaning given to such term in the Preamble to this Agreement.

“Company Common Stock” has the meaning given to such term in the Recitals to this Agreement.

“Confidential Information” means any and all information (oral or written) relating to the Company and/or Purchaser and its Affiliates or any of their operations or activities, including, but not limited to, the terms of this Agreement, information relating to trade secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, proprietary information, business methods and strategies (including acquisition strategies), software, software codes, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any lawsuits or governmental investigation, except such information that is in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain), other than as a result of a breach of any of the provisions hereof.

“Environmental Law” means any applicable federal, state and local law, ordinance, rule or regulation that regulates, fixes liability for, or otherwise relates to, the handling, use (including use in industrial processes, in construction, as building materials, or otherwise), treatment, storage and disposal of hazardous and toxic wastes and substances, and to the discharge, leakage, presence, migration, actual release (whether by disposal, a discharge into any water source or system or into the air, or otherwise) of any pollutant or effluent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

“Escrow Agreement” means Kirkpatrick & Lockhart Nicholson Graham, LLP.

“Escrow Agreement” means that certain Escrow Agreement, dated November 21, 2006, by and between Purchaser, Company and Kirkpatrick & Lockhart Nicholson Graham, LLP, as Escrow Agent.

“Estimated 2006 Income Statement” means unaudited income statement of the Company for the period ended September 30, 2006.

“Estimated 2006 Balance Sheet” means the unaudited balance sheets of the Company for the period ended September 30, 2006.

“Final Closing Date” means a date within three (3) business days after the effectiveness of ARC’s Registration Statement on Form SB-2 in connection with those certain financing transactions with the Investors.

“Financial Statements” mean 2004 Financial Statements, the 2005 Financial Statements, the Estimated 2006 Income Statement and the Estimated 2006 Balance Sheet, collectively.

“Final Closing” has the meaning given to such term in Section 1.1.

“Final Closing Certificate” has the meaning given to such term in Section 1.1.

“Final Closing Date” means the date when the Final Closing shall take place.

“Final Payment” has the meaning given to such term in Section 1.2.

“First Closing” has the meaning given to such term in Section 1.1.

“First Closing Certificate” has the meaning given to such term in Section 1.1.

“First Closing Date” means January 1, 2007, when the First Closing shall take place.

“Fiscal Year” means the fiscal year of the Company ending on December 31.

“GAAP” means United States generally accepted accounting principles.

“Indemnitee” means any party which incurs Losses or receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or a party) is obligated to provide indemnification.

“Indemnifying Party” means any party which is obligated to provide indemnification to the Indemnitee in connection the Losses pursuant to the terms of this Agreement.

“IRS” means the Internal Revenue Service.

“Laws” mean material federal, state, local and foreign laws, statutes, ordinances, rules or regulations, orders and administrative rulings promulgated by any governmental or regulatory authority.

“Liabilities” mean debts, liabilities, commitments or obligations, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, or fixed or unfixed.

“Liens” mean all liens, mortgages, pledges, charges, claims, security interests or encumbrances of any nature whatsoever.

“Losses” has the meaning given to such term in Section 5.1.

“Material Adverse Effect” means an effect that is more than a minor, de minimis or minimal effect on the Business, operations, condition (financial or other) or prospects of the Company or the value of its properties or assets.

“Material Contract” means any contract, purchase order, agreement, mortgage, note, commitment, obligation and undertaking to which the Company is a party or by which it is otherwise bound that involves in excess of Twenty-Five Thousand Dollars ($25,000).

“Permits” mean governmental permits, approvals, licenses, certificates, franchises, authorizations, consents and orders necessary for the operation of the Business in the manner that it is presently conducted.

“Person” or “Persons” means any stockholder, officer, employee or director of the Company, or any other natural person, corporation, partnership, limited liability company or other entity.

“Pre-Closing Tax Period” has the meaning given to such term in Section 5.1.

“Purchase Price” has the meaning given to such term in Section 1.2.

“Purchaser” has the meaning given to such term in the Preamble to this Agreement.

“Records” mean all original agreements, documents, books, stock ledgers, minutes, correspondence, and corporate and other records and files, including records and files stored on computer disks or tapes or any other storage medium.

“Second Payment” has the meaning given to such term in Section 1.2.

“Schedule” means all schedules to this Agreement.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement, dated November 21, 2006, by and among the Purchaser, American Racing Capital, Inc., a Nevada corporation and LJ&J Enterprises, Inc., a Pennsylvania corporation.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, of any kind, whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment(s) thereof.

“2004 Financial Statements” has the meaning given to such term in Section 3.1(e).

“2005 Financial Statements” has the meaning given to such term in Section 3.1(e).

SCHEDULE 3.1(a)

Company Capitalization Table

As of the First Closing Date - Company shall increase its authorized Common Stock to 9,000 shares, as follows:

Total Number of Authorized Company Common Stock as of First Closing Date	Break-Down of Shareholders After Issuance of Shares, as of First Closing Date
9,000 shares	M&ET - 3,600 shares (40%)
Other shareholders - 5,400 (60%)

As of the Final Closing Date - Company shall increase its authorized Common Stock to 60,000 shares, as follows:

Total Number of Authorized Company Common Stock as of Final Closing Date	Break-Down of Shareholders After Issuance of Shares, as of Final Closing Date
60,000 shares	M&ET - 48,000 shares (80%)
Other shareholders - 12,000 (20%)